Exhibit 5.2

Brookfield Infrastructure Partners L.P.	Email DClark@applebyglobal.com
73 Front Street, 5th Floor
Hamilton HM 12	Direct Dial +1 441 295 3583
Bermuda	Tel +1 441 295 2244
Fax +1 441 292 8666

Appleby Ref 136873.0064 DC/HF/AC

19 November 2025

Dear Sirs/Mesdames

Brookfield Infrastructure Partners L.P. (Partnership)

We have acted as legal advisers as to matters of Bermuda law to the Partnership, an exempted limited partnership formed under the laws of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by Brookfield Infrastructure Corporation (BIPC) and the Partnership of a prospectus supplement dated 19 November 2025 (Prospectus Supplement) to a shelf registration statement on Form F-3 (Reg. No. 333-278738-01 (as amended on May 24, 2024, January 29, 2025 and April 15, 2025, and declared effective on April 24, 2025)) (Registration Statement) with the Securities and Exchange Commission (SEC) pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder, relating to the registration under the Securities Act of up to $400,000,000 of class A exchangeable subordinate voting shares of BIPC (Exchangeable Shares) and the limited partnership units (Units) of the Partnership that are issuable or deliverable upon exchange, redemption or acquisition of such Exchangeable Shares.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

Assumptions

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarized or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

7.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company and Partnership Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches and the Litigation Search; and

8.	any amendment to the Registration Statement and the Prospectus Supplement is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus Supplement and the Registration Statement as of the date hereof.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued and is in good standing under the laws of Bermuda. All suits in respect of the Partnership shall be prosecuted against Brookfield Infrastructure Partners Limited (BIPL), in its capacity as general partner of the Partnership.

2.	The issue of the Units has been duly authorized by all necessary action on the part of the Partnership and when issued as contemplated by the Prospectus Supplement, the Resolutions and the Constitutional Documents, will be validly issued, fully paid and non-assessable units of the Partnership.

Reservations

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.	Any reference in this opinion to units being “non-assessable” shall mean, in relation to fully-paid units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their units, to satisfy claims of creditors of the Partnership, or otherwise.

4.	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

5.	The Limited Partnership Act 1883 (Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

6.	A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

7.	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

8.	Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed in contravention of the Act.

9.	In opinion paragraph 1, the term ‘good standing’ means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

10.	With respect to opinion 2, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of BIPL for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify such opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be made available to, or relied on by any other person or entity (other than the Unitholders as referenced in the Registration Statement), or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the SEC in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. We consent to the filing of this opinion as an exhibit to the Partnership’s Report of Foreign Issuer on Form 6-K being filed on or about the date hereof and incorporated by reference into the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited
Appleby (Bermuda) Limited

SCHEDULE

1.	The respective electronic extracts provided to us by the office of the Registrar of Companies each dated 18 November 2025 in respect of BIPL and the Partnership on their files maintained at office of the Registrar of Companies (collectively, the Company and Partnership Searches).

2.	The entries and filings shown in respect of BIPL and the Partnership in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 18 November 2025 (Litigation Search).

3.	Certified copies of the following documents in respect of the Partnership: Certificate of Registration for a Partnership to be Registered as an Exempted Partnership and Limited Partnership dated 13 June 2007, Certificate of Deposit of Supplementary Certificate (Change of Name) dated 10 July 2007, Certificate of Deposit of Supplementary Certificate (Change of Registered Office) dated 8 December 2011, Certificate of Deposit of Supplementary Certificate (Change of Resident Representative) dated 8 February 2022, Amended and Restated Limited Partnership Agreement dated 16 February 2018, First Amendment to the Amended and Restated Limited Partnership Agreement dated 12 September 2018, Second Amendment to the Amended and Restated Limited Partnership Agreement dated 27 February 2020, Third Amendment to the Amended and Restated Limited Partnership Agreement dated 21 September 2020, Fourth Amendment to the Amended and Restated Limited Partnership Agreement dated 21 January 2021, Fifth Amendment to the Amended and Restated Limited Partnership Agreement dated 24 May 2021, Sixth Amendment to the Amended and Restated Limited Partnership Agreement dated 31 May 2024, Seventh Amendment to the Amended and Restated Limited Partnership Agreement dated 29 November 2024 and the Eighth Amendment to the Amended and Restated Limited Partnership Agreement dated 16 May 2025 (collectively, Partnership Constitutional Documents).

4.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of BIPL (GP Constitutional Documents, together with the Partnership Constitutional Documents, Constitutional Documents).

5.	Copies of the unanimous written resolutions of the board of Directors of BIPL held on 16 November 2025 (Resolutions).

6.	Certificates of Compliance each dated 13 November 2025 issued by the Registrar of Companies in respect of BIPL and the Partnership.

7.	An officer’s certificate signed by an officer of BIPL, it is capacity as general partner of the Partnership (Officer’s Certificate).

8.	The Registration Statement and the Prospectus Supplement.